COMPANY CONSULTING AGREEMENT
                          ----------------------------

                                 June 10, 1997

Mark Kussman, VP Sales and Marketing
Cholestech Corporation
3347 Investment Blvd,
Hayward, CA 94545-3808                          '

Dear Mark:

         Warner-Lambert Company (the "Company") is pleased to offer Cholestech Corporation (hereinafter referred to as "Consultant") an opportunity to provide services to its Parke-Davis Pharmaceutical Division in connection with the projects listed on Exhibit A attached hereto and made a part of this Agreement, subject to the following terms and conditions:

         1. This Agreement shall be effective from June 10, 1997, until the earlier of (a) completion of the services specified in Exhibit A; or (b) June 30, 1998, unless terminated earlier in accordance with Paragraph 7.

         2. Consultant agrees to provide services under this Agreement to the best of Consultant's abilities and in accordance with the Company's reasonable objectives as communicated by Irene Laurora or her designee or successor. During the term of this Agreement, Consultant shall be free to provide services to others provided that such services do not interfere with or create a conflict of interest with obligations under this Agreement and provided the Company's facilities or personnel are not utilized for such other services.

         3. Any information, including, but not limited to, information relating to the business, products, marketing plans and policies of the Company or its affiliates, supplied to Consultant by the Company or its affiliates (either directly or indirectly, and in whatever form) or developed by Consultant in carrying out services under this Agreement, shall be deemed to be confidential and proprietary and the property of the Company with the exception of information which was already known to Consultant at the time received by Consultant from the Company or its affiliates (either directly or indirectly), provided Consultant delivers conclusive written evidence of such prior knowledge to the Company within forty-five (45) days after the information was disclosed to Consultant.

         4. During and after the term of this Agreement, Consultant agrees not to use the confidential and proprietary information described in Paragraph 3 for any purpose other than in furtherance of services under this Agreement and not to disclose such information to any third party without the prior written consent of the

Company. Consultant agrees to return all such confidential and proprietary information to the Company, including, but not limited to, records, memoranda and reports, together with all photographic copies, handwritten notes, excerpts or other copies thereof promptly after request by the Company, or, in any event, promptly upon expiration or termination of this Agreement.

         5. All ideas, inventions and discoveries, whether patentable or not, conceived by Consultant (alone or with others) as a result of the services provided under this Agreement shall be the sole and exclusive property of the Company and is hereby assigned to the Company or as the Company may direct without additional compensation to Consultant. Ideas, inventions and discoveries shall be deemed to have been conceived as a result of the services provided under this Agreement if conceived either (i) during the term of this Agreement, or (ii) within one (1) year after the termination of this Agreement, if based upon information provided to Consultant by or at the direction of the Company or its corporate affiliates or developed by Consultant in carrying out its duties under this Agreement.

         Obtaining, maintaining, defending and enforcing patent rights in any country of the world with respect to any such ideas, inventions and discoveries shall be entirely within the discretion and at the expense of the Company, but Consultant agrees to give all necessary assistance in connection therewith, including execution of documents.

         6. Consultant shall be entitled to receive a fee of one million one hundred fifteen thousand dollars ($1,115,000.00) provided under this Agreement to be paid per payment schedule outlined in EXHIBIT A.

         7. This Agreement may be terminated by the Company upon thirty (30) days written notice. In the event of such termination, and notwithstanding any other provision in this Agreement, fees will be paid by the Company only for work or services completed prior to the termination date.

         Further, this Agreement may be terminated by the Company with immediate effect upon written notice to Consultant in the event of Consultant's breach of any of the terms of this Agreement which shall not have been remedied within fourteen (14) days of written notice with request to do so.

         8. Neither party may assign this Agreement or any part thereof without the written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to a successor to all or a substantial portion of its business without the consent of the other party.

         9. Consultant shall serve as an independent contractor to the Company and Consultant shall have no authority or capacity to bind the Company and its affiliates or to act on their behalf. This Agreement does not create a partnership between the parties hereto. Consultant expressly acknowledges for itself, its employees, agents and subcontractors, that none of its employees, agents or subcontractors are employees of Company and that none of its employees, agents or subcontractors are entitled to participate in any benefit plans of Company. Consultant further acknowledges that none of its employees, agents or subcontractors are eligible to participate in any such benefit plans, even if it is later determined that the status of any of them was that of an employee during the period of this engagement of Consultant by Company. Consultant on behalf of itself and its employees, agents and subcontractors, hereby expressly waives any claim for benefits coverage attributable to the services provided under this Agreement. Consultant shall provide Company with an acknowledgement in the form of Exhibit B attached hereto from each and all of its employees, agents and subcontractors who perform services under this Agreement.

         Further, Consultant shall indemnify the Company for any liability of the Company or its affiliates for any bodily injury or property damage incurred by the Company and caused by Consultant in performance of services under this Agreement, unless resulting solely from the gross negligence or willful misconduct of the Company or its affiliates,

         10. Consultant declares that Consultant has complied with all federal, state and local laws that may be required to provide services hereunder, including, without limitation, those regarding business permits and licenses.

         11. Consultant understands and acknowledges awareness ef the following:

         (a) Neither federal, nor state, nor local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant or the employees of Consultant. Consultant shall not be treated as an employee with respect to services provided hereunder for federal or state tax purposes.

         (b) No workers' compensation insurance shall be obtained by the Company concerning Consultant or any employees of Consultant. Consultant shall comply with applicable workers' compensation law concerning Consultant and any employees of Consultant.

         (c) Consultant is responsible to pay, according to applicable law, Consultant's income taxes, Independent tax counsel of Consultant's own choice should be consulted with respect to such matters.

         12. Consultant shall keep records of its work performed in connection with this Agreement consistent with good business, medical and research practice and in any event, as and in a manner in which the Company directs.

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                                       4

         13.  Consultant  agrees to provide periodic written status reports,  as
reasonably  requested  by  the  Company,  of  Consultant's   services  performed
hereunder.

         14. Paragraphs 3, 4, 5 and 9 herein shall survive the termination or expiration of this Agreement.

         15, A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All rights, remedies, undertakings or obligations contained in this Agreement shall be cumulative and none of them shall be in limitation of any other right, remedy, undertaking or obligation of either party.

         16. If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable in a final nonappealable order, such holding shall in no way affect the validity of the remainder of this Agreement.

         17. Any notice given to a party under or in connection with this Agreement shall be in writing and shall be personally delivered or deposited in the United States mail, postage prepaid, by certified mail with return receipt requested, to the party at the address set forth below for such party:

          TO THE COMPANY:       Warner-Lambert Company
                                201 Tabor Road
                                Morris Plains, New Jersey 07950
                                Attn: Irene Laurora, PharmD

          with a copy to:       Assistant General Counsel, Pharmaceuticals, N.A.
                                Warner-Lambert Company
                                201 Tabor Road
                                Morris Plains, New Jersey 07950

          TO CONSULTANT:        Cholestech Corporation
                                Attn: Mark Kussman
                                3347 Investment Blvd.
                                Hayward, CA 94545-3808

or, to such other address as to which the party has given notice. Such notices shall be deemed given upon receipt.

         18. This Agreement shall be governed by and construed in accordance with the law (other than provisions relating to conflict of laws) of the State of New Jersey.

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                                       5

         19. This letter contains the entire agreement between Consultant and the Company with respect to the transactions contemplated herein and supersedes all previous written and oral negotiations, commitments, and understandings. Its terms shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto and making specific reference to this letter. Notwithstanding the foregoing, the obligations of Consultant under any existing nondisclosure or confidentiality agreements with the Company shall continue.

         Please indicate your agreement to the above terms by signing and returning the enclosed duplicate original of this letter Agreement.

                                   Very truly yours,

                                   WARNER-LAMBERT COMPANY


                                   By: /s/ B. A. Jerris
                                      -----------------------------
                                      Name: B. A. Jerris
                                      Title: Vice President Finance
                                                         6/18/97


Accepted and Agreed to
as of the date first
above written:

Cholestech Corporation


By:    /s/ Mark J. Kussman
      ------------------------
      Name: Mark J. Kussman
      Title: VP Sales & Marketing

      6/13/97
      ------------------------
      (Date)

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                                       6

                                   EXHIBIT A
                                   ---------
         Consultant shall provide services to Warner-Lambert Company's Parke-Davis Pharmaceutical Division in connection with the Lipitor Primary Care
Iniatiative:

--------------------------------------------------------------------------------
        Item                          Per Physician              Total
--------------------------------------------------------------------------------
Cholestech L-D-X(R) Systern                  1                   1000
Chemistry analyzer and Power
Supply
--------------------------------------------------------------------------------
Starter Kit (includes)                       1                   1000
50 Capillary Tubes
50 Capillary Plungers
50 Lancets
 1 Mini-Pet Pipette
50 Pipette Tips
 1 Accessoy Tray
--------------------------------------------------------------------------------
Optics Check Cassette                        1                   1000
--------------------------------------------------------------------------------
User Manual                                  1                   1000
--------------------------------------------------------------------------------
Training Video                               1                   1000
--------------------------------------------------------------------------------
Procedure Manual                             1                   1000
--------------------------------------------------------------------------------
Lipid Profile Cassettes (T-C,               30                  30,000
LDL, HDL, TG)
--------------------------------------------------------------------------------
Control Materials
1-Level 1 2mL vials
1-Level 2 2mL vials                1 pak of 2 vials        1000 2 vial paks
--------------------------------------------------------------------------------
Marketing Brochures                                               2000
--------------------------------------------------------------------------------
Full Warrant                                                     1 year
--------------------------------------------------------------------------------

Cholestech will provide training of investigators 1,000 at two investigator meetings. Cholestech will provide full technical support throughout the course of the study.

Payment Schedule:

         A fee of one million one hundred fifteen thousand Dollars ($1,115,000.00) will be paid for services provided
         First Payment - $500,000.00 will be paid upon signing of contract by all parties
         Second Payment - $515,000,00 will be paid upon completion of shipment of the above items
         Final Payment - an amount of up to $100,000.00 will be paid for training conducted at the investigators' meetings upon conclusion of the last of the two investigators' meetings, within 30 days of Parke-Davis' receipt of consultant's submission of appropriate receipts (reasonable and appropriate/necessary expenses for travel, lodging, meals, or per client costs for performance of this agreement with supporting documentation)

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                                       7

                                   EXHIBIT B
                                   ---------

                     TO CONSULTANT AGREEMENT BY AND BETWEEN
     Mark Kussman ("CONSULTANT") AND WARNER-LAMBERT COMPANY ("COMPANY") AND
                     DATED AS OF 6/13/1997 (THE "AGREEMENT")

         Mark Kussman (hereinafter referred to as "Employee/Agent/ Subcontractor") hereby expressly acknowledges that he/she is not an employee of Company and that he/she is not entitled to participate in any benefit plans of Company. Employee/Agent/Subcontractor further acknowledges that he/she is not eligible to participate in any such benefit plans even if it is later determined that his/her status was that of an employee of Company during the period of the engagement between Consultant and Company under the Agreement. Employee\Agent\ Subcontractor hereby expressly waives any claim for benefits coverage attributable to the services provided under the Agreement.

                                   EMPLOYEE/AGENT/SUBCONTRACTOR
                                   OF CONSULTANT


                                   /s/ Mark Kussman
                                   -----------------------------
                                   Name:

                                   Date:   6/13/97
                                         -----------------------